EXHIBIT 10.1

Execution Version

Crown Castle Inc.
8020 Katy Freeway
Houston, Texas 77024-1908

DELIVERED BY E-MAIL

March 3, 2024

Elliott Associates, L.P.
Elliott International, L.P.
Elliott Investment Management L.P.
360 S. Rosemary Ave., 18th floor
West Palm Beach, FL 33401

Dear Sirs / Madams:

Reference is made to (i) that certain letter agreement (the “Cooperation Agreement”), dated December 19, 2023, by and between Crown Castle Inc., a Delaware corporation (the “Company”), Elliott Investment Management L.P., a Delaware limited partnership (“Elliott Investment”), Elliott Associates, L.P., a Delaware limited partnership (“Elliott Associates”), and Elliott International, L.P., a Cayman Islands limited partnership (“Elliott International”) (Elliott Investment, Elliott Associates and Elliott International, each an “Investor” and together the “Investors”), (ii) the Fiber Review Committee Charter of the board of directors of the Company (the “Board”), as adopted by the Board on December 19, 2023 (the “Fiber Review Committee Charter”), and (iii) the Chief Executive Officer Search Committee Charter of the Board, as adopted by the Board on February 21, 2024 (the “CEO Search Committee Charter”). Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Cooperation Agreement.

This letter (this “Amendment”) amends the terms of the Cooperation Agreement as provided below.

1.	Paragraph 1 of the Cooperation Agreement is amended and restated as follows:

As promptly as practicable following the date hereof, the Company shall appoint Jason Genrich (the “New Investor Director”) and Sunit Patel (the “New Independent Director” and together with the New Investor Director, the “New Directors”) to the board of directors of the Company (the “Board”). Each of the New Directors shall serve as a director until the Company’s 2024 Annual Meeting of Shareholders (the “2024 Annual Meeting”) and until a successor is duly elected and qualified or until the New Director’s earlier death, resignation or removal from office. Unless the Board determines otherwise: (a) until the appointment of the New CEO (as defined below), the size of the Board shall not exceed (i) twelve (12) directors prior to January 16, 2024 and (ii) eleven (11) directors from January 16, 2024 until the Expiration Date, and (b) if the New CEO is appointed to the Board, the size of the Board shall not exceed twelve (12) directors from the date of such appointment until the Expiration Date; provided that nothing in this Agreement shall restrict the ability of the Board to determine the size of the Board at any time. The Company represents and warrants that two directors have resigned from the Board effective on the date of this Agreement.

2.	Paragraph 2 of the Cooperation Agreement is amended and restated as follows:

As soon as reasonably possible following the appointment of the New Directors (but in no event later than five (5) business days thereafter), the Board shall take all action necessary to form a Fiber Review Committee of the Board to oversee and direct the Board and management’s review of strategic and operational alternatives that may be available to the Company with respect to the Company’s fiber and small cell business, including but not limited to potential sale, merger, spin-off, joint-venture and financing transactions as well as a range of operational opportunities for improved value-creation (the “Fiber Review Committee”). The Fiber Review Committee shall initially consist of five (5) directors, who shall be P. Robert Bartolo, Anthony J. Melone and Kevin A. Stephens (or, if any such director ceases for any reason to be a member of such committee, such replacement director as shall be appointed by the Board) and the two (2) New Directors. P. Robert Bartolo will initially serve as the Chair of the Fiber Review Committee. From and after the initial formation of the Fiber Review Committee, the size of the Fiber Review Committee shall be determined by the Board. If any New Director is unable or unwilling to serve as a member of the Fiber Review Committee, resigns as a member, is removed as a member or ceases to be a member for any other reason prior to the Expiration Date, the Investors shall be entitled to select, in consultation with the Company and as approved by the Board (such approval not to be unreasonably withheld, conditioned or delayed), a director serving on the Board at the time of such selection (including a Replacement New Director appointed pursuant to paragraph 6) to serve on the Fiber Review Committee as a replacement for such member (the “Replacement Fiber Review Committee Member”). Effective upon the appointment of the Replacement Fiber Review Committee Member to the Fiber Review Committee, such Replacement Fiber Review Committee Member will be considered a “New Director” solely for the purposes of the immediately preceding sentence. The charter of the Fiber Review Committee shall be in the form attached to this Agreement as Exhibit A, and shall not be modified prior to the end of the Cooperation Period (as defined below) except with the written consent of the Investors (such consent not to be unreasonably withheld, conditioned or delayed). The Company shall publicly announce (the “Review Announcement”) the Board’s non-confidential determinations with respect to the Fiber Review Committee’s recommendations on or prior to the later of (x) the date on which the Company holds its analysts call with respect to second quarter earnings and (y) ninety (90) days after the date the New CEO takes office (such date in clause (y), the “Outside Announcement Date”); provided that to the extent that on the Outside Announcement Date (i) the Review Announcement has not yet occurred and (ii) the Company is engaged in active discussions with a third party concerning a potential transaction involving the Company’s fiber and small cell business, the Company shall provide an appropriate public update as promptly as practicable after the Outside Announcement Date and shall continue such review process until active discussions with such third party have either culminated in a transaction or terminated.

3.	Paragraph 3 of the Cooperation Agreement is amended and restated as follows:

As soon as reasonably possible following the appointment of the New Directors (but in no event later than five (5) business days thereafter), the Board shall take all action necessary to form a Chief Executive Officer Search Committee (the “CEO Search Committee”) to

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conduct a search to identify candidates for and assist the Board in selecting the Company’s next chief executive officer and president (the “New CEO”). The CEO Search Committee shall initially consist of four (4) directors, who shall be Tammy K. Jones, P. Robert Bartolo and Kevin T. Kabat (or, if any such director ceases for any reason to be a member of such committee, such replacement director as shall be appointed by the Board) and the New Investor Director. Tammy K. Jones will initially serve as the Chair of the CEO Search Committee. From and after the initial formation of the CEO Search Committee, the size of the CEO Search Committee shall be determined by the Board. If the New Investor Director is unable or unwilling to serve as a member of the CEO Search Committee, resigns as a member, is removed as a member or ceases to be a member for any other reason prior to the Expiration Date, the Investors shall be entitled to select, in consultation with the Company and as approved by the Board (such approval not to be unreasonably withheld, conditioned or delayed), a director serving on the Board at the time of such selection (including a Replacement New Director appointed pursuant to paragraph 6) to serve on the CEO Search Committee as a replacement for such member (the “Replacement CEO Search Committee Member”). Effective upon the appointment of the Replacement CEO Search Committee Member to the CEO Search Committee, such Replacement CEO Search Committee Member will be considered a “New Investor Director” solely for the purposes of the immediately preceding sentence.

4.	Paragraph 9 of the Cooperation Agreement is amended and restated as follows:

In connection with the 2024 Annual Meeting (and any adjournments or postponements thereof), so long as the New Directors have been nominated by the Board for re-election as directors, the Investors will cause to be present for quorum purposes and will vote or cause to be voted at the 2024 Annual Meeting any Company common stock beneficially owned by them or their controlling or controlled Affiliates and which they or such controlling or controlled Affiliates have the right to vote on the record date for the 2024 Annual Meeting, pro rata in accordance with the vote of the other stockholders of the Company at the 2024 Annual Meeting on any matter submitted to a vote of the stockholders not related to an Extraordinary Transaction (as defined below); provided, that in the event that both Institutional Shareholder Services and Glass Lewis & Co. (including any successors thereof) issue a voting recommendation that differs from the voting recommendation of the Board with respect to any Company-sponsored proposal submitted to shareholders at a shareholder meeting (other than with respect to the election of directors to the Board, the removal of directors from the Board, the size of the Board or the filling of vacancies on the Board), the Investors and their Affiliates shall be permitted to vote in accordance with any such recommendation.

5.	The following shall be added as a new paragraph 30 of the Cooperation Agreement:

If the Board in good faith determines (a “Recommendation Determination”), after consultation with counsel, that the fiduciary duties of the members of the Board as directors of the Company require that the Board (x) change or withhold a prior recommendation that the Company’s shareholders vote “for”, or (y) recommend that the Company’s shareholders vote “against”, the election of a New Director (a “Specified Director”), then:

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(a)	the Company shall notify Investors in writing of such Recommendation Determination as promptly as practicable, and in any event within one (1) business day thereafter (the date such notice is delivered to Investors in accordance with paragraph 26, the “Notice Date”),
(b)	following the Notice Date, notwithstanding paragraph 8 or any other provision of this Agreement, (i) the Board shall be permitted to recommend that the Company’s shareholders vote in accordance with such Recommendation Determination with respect to the election of the Specified Director, and the Company shall be permitted to disclose such Recommendation Determination (including in the Company’s proxy statement and proxy card), and (ii) the Company shall have no obligation to solicit proxies to vote “for” the Specified Director that is the subject of such Recommendation Determination, and
(c)	following the Notice Date, notwithstanding paragraph 13 or any other provision of this Agreement, the Restricted Persons shall be permitted to (i) seek the election of the Specified Director as a director of the Company, and engage in a “solicitation” (as such term is defined under the Exchange Act) of proxies with respect to the election of the Specified Director as a director of the Company (collectively, the “Specified Director Solicitation”), and (ii) make statements and announcements, and otherwise engage in communications with shareholders of the Company and others, in support of the election of the Specified Director and the Specified Director Solicitation, provided that the Investors shall continue to comply with their obligations under paragraph 16.
6.	The first paragraph under the heading “Constitution” of the Fiber Review Committee Charter shall be amended and restated as follows:

The Committee shall initially consist of five (5) directors, who shall be P. Robert Bartolo, Anthony J. Melone and Kevin A. Stephens (or, if any such director ceases for any reason to be a member of such committee, such replacement director as shall be elected by the Board), Jason Genrich and Sunit Patel. From and after the initial formation of the Committee, the size of the Committee shall be determined by the Board. The process for selecting replacements for any New Director (as defined in the Cooperation Agreement) is subject to the terms of the Cooperation Agreement.

7.	The paragraph under the heading “Composition” of the CEO Search Committee Charter shall be amended and restated as follows:

The Committee shall initially consist of four members, who shall be Tammy K. Jones, P. Robert Bartolo, Kevin T. Kabat (or, if any such director ceases for any reason to be a member of the Committee, such replacement director as shall be appointed by the Board in accordance with the Company’s By-laws, as may be restated and amended from time to time (“By-laws”)), and Jason Genrich. Tammy K. Jones will serve as the initial Chair of the Committee. From and after the initial formation of the Committee, the size of the Committee shall be determined by the Board. The process for selecting replacements for

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any New Investor Director (as defined in the Cooperation Agreement) is subject to the terms of the Cooperation Agreement.

Except as provided in this Amendment, no other modification of each of the Cooperation Agreement, Fiber Review Committee Charter or CEO Search Committee Charter is intended to be effected by this Amendment and each, as amended by this Amendment, shall remain in full force and effect.

This Amendment may be executed by the parties in separate counterparts (including by fax, jpeg, .gif, .bmp and .pdf), each of which when so executed shall be an original, but all such counterparts shall together constitute one and the same instrument.

[Signature page follows]

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If the terms of this Amendment are in accordance with your understanding, please sign below, whereupon this Amendment shall constitute a binding agreement among us.

Yours truly,

CROWN CASTLE INC.

By:	/s/ Edward B. Adams, Jr.
	Name:	Edward B. Adams, Jr.
	Title:	Executive Vice President and General Counsel

[Signature Page to Letter Agreement Amendment]

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Accepted and agreed to as of the date first written above:

ELLIOTT ASSOCIATES, L.P.

By:	Elliott Investment Management L.P.,
as Attorney-in-Fact

By:	/s/ Elliott Greenberg
	Name:	Elliott Greenberg
	Title:	Vice President

ELLIOTT INTERNATIONAL, L.P.

By:	Elliott Investment Management L.P.,
as Attorney-in-Fact

By:	/s/ Elliott Greenberg
	Name:	Elliott Greenberg
	Title:	Vice President

ELLIOTT INVESTMENT MANAGEMENT L.P.

By:	/s/ Elliott Greenberg
	Name:	Elliott Greenberg
	Title:	Vice President

[Signature Page to Letter Agreement Amendment]

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